Exhibit 21.1

Wholly-owned Subsidiaries of Pacific WebWorks, Inc.

Dynamic WebTools, LLC

Utah limited liability company

Headlamp Ventures, LLC

Utah limited liability company

IntelliPay, Inc.

Delaware corporation

Thrifty Seeker LLC

Utah limited liability company

TradeWorks Marketing, Inc.

Delaware corporation

World Commerce Network, L.L.C.

Utah limited liability company

Majority-owned Subsidiary of Pacific WebWorks, Inc.

PWI, LLC

Utah limited liability company